Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.
2010 THIRD QUARTER EARNINGS CONFERENCE CALL
•-•-•
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
•-•-•
5:00 p.m. to 6:06 p.m., Eastern Standard Time
Tuesday, October 26, 2010
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PROCEEDINGS

OPERATOR:	Good afternoon. Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

I would now like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Thank you.

Good afternoon, and thank you for joining us to discuss our results in the third quarter. With me today is Ron Ballschmiede, CB&I’s Chief Financial Officer; Lasse Petterson, our Chief Operating Officer; and Dan McCarthy, president of Lummus Technology.

After some brief comments, we’ll open the call for your questions. Today, for today’s agenda, Lasse will begin with a summary of our operations for CB&I Lummus and Steel Plate Structures business sectors, followed by Dan McCarthy who will provide an update of current activities in Lummus Technology. Ron Ballschmiede will then discuss our financial results for the quarter. Then I’ll conclude with a few summary remarks before opening the call for your questions.

I will now turn the call over to Lasse for discussion of CB&I Lummus and Steel Plate Structures. Lasse?

LASSE PETTERSON:	Good afternoon. I’ll take a moment to highlight some of our major projects underway worldwide.

I’ll start with the Peru LNG liquefaction project. We have just transferred the project over to the client, 2 weeks ahead of schedule and only 45 months after first starting work on the project. Peru LNG has been a great success, completed on time and on budget, at a lower cost per ton of product than any other recently built liquefaction facility. We are currently in discussions on other LNG liquefaction project prospects that have stemmed from our success in Peru.

In Colombia, construction is underway on the REFICAR refinery project in Cartagena. Currently, we have more than 900 employees dedicated to this EPC project, including our employees at the site and in our engineering centers. That number will eventually increase to more than 5,000 workers. We are now in the process of heavy recruiting and training and expect to train more than 1,500 local craft workers for the project by year-end.
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In Chile, the Quintero LNG project is fully operational and has been turned over to the client. We are completing final punch lists and are in the process of demobilizing from the site.

In the U.S. phase one of the Golden Pass LNG plant in Texas is now mechanically complete. The first LNG ship docked this last Thursday. Now, we expect the LNG to be offloaded this week to initiate cool down. Phase one includes two 155,000 cubic meter LNG tanks and one ship berth. Phase two, which is on schedule for completion in January, includes three additional tanks and one additional ship berth.

Also in the U.S., we are progressing the detailed engineering for our new 200 million cubic foot natural gas processing plant for Occidental in California. We expect to mobilize to the site by year-end. We announced this $280 million U.S. dollar EPC project in the last quarter.

Our U.S. nuclear business is progressing steadily. We have mobilized at the Vogtle project site in Georgia where we will be constructing two containment vessels. The equipment and materials for the bottom head for one of the units has been delivered, and we are in the early stages of mobilizing on another southeastern nuclear project where we are also constructing two containment vessels.

In Canada, we continue our work on the Kearl oil sands project. The engineering for the extraction units and associated vessels will be substantially complete by year-end. Work on the foundations is progressing well, and we expect the major foundations to be completed in the next few weeks.

In the UK, our work on Isle of Grain LNG project is complete, and we are in the process of demobilizing from the site.

In Qatar, the Pearl gas-to-liquid project for Shell is on schedule for completing by year-end. Seven of a total of nine startup blocks has been successfully turned over to the client.

In Abu Dhabi, the GASCO LPG project engineering and procurement for the storage tanks and interconnecting mechanical and electrical works are in the final stages. Construction of the LPG — and Naptha storage tanks — and the foundations for the mechanical systems is progressing well.

We also have been awarded several smaller storage tanks projects in the Middle East where our Steel Plate Structures business continues to be robust.

In China, we just successfully hydrotested the first of the two LNG tanks that are part of phase two of the Fujian LNG import terminal project. The tank insulation is ready to begin, and we are on schedule to complete the project in early 2011, well ahead of original plan.

Our Papua New Guinea gas conditioning plant project is well underway. We anticipate mobilizing to the Hydes site in the PNG Highlands in November.
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On July 27, we issued a news release about $190 million LNG storage tanks award which we can now confirm is associated with the PNG LNG project. That scope award includes the engineering, procurement, fabrication, and construction of two 160,000 cubic meter LNG tanks for the project.

In Western Australia, we received practical completion certification for the two LNG tanks on the Pluto project in August. Our mechanical work scope on the project has been expanded lately with more than $50 million of new awards.

Also in Australia, the engineering and procurement for the Gorgon LNG storage tank project are nearing completion. Steel fabrication for the inner and outer tanks continues on plan, and preparation for site mobilization on Barrow Island is underway.

That concludes my remarks, Phil.

PHIL ASHERMAN:	Thank you, Lasse.

Dan McCarthy will now report on Lummus Technology. Dan?

DAN McCARTHY:	Thank you, Phil, and good afternoon.

In the third quarter, Lummus Technology continued to book new awards at the expected run rate. Ron’s report will describe improved IFO results, which are a reflection of strong licensing earnings and improved performance on heat transfer supply contracts.

In the second quarter earnings call, we reported delays in heat transfer orders. I am pleased to note, however, that we have seen that logjam begin to ease. We were awarded ethylene heater supply contracts in Russia and the U.S., as well as a refinery heater in the Middle East.

The licensing business’ major awards included a large CATOFIN propane dehydrogenation plant in Tianjin Bohua in China and two ethylene plant expansions.

Refining licensing remains a challenge. Our equity income line shows quarter over quarter improvement but is not at the level we expect for this business. We continue to see delays in hydrocracking and resid upgrading investments. However, there is an uptick in catalyst orders and interest in our loop technology. In addition, we are seeing a greater level of hydrocracking inquiries and expect that this will translate into business in 2011.

Through the remaining part of this year, we expect a high level of new awards. Petrochemicals will continue to lead the way. Lummus Technology has already been selected for several new petrochemical prospects, but we are just waiting for final contract authorization. These will provide both license and heat transfer bookings. In addition, there is extraordinary interest in shale gas, which for us means natural gas liquids recovery.
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Very importantly, I would like to communicate some technology milestones this quarter. Recently, we announced that Lummus will license BP’s paraxylene separation technology. this is a linchpin technology in aromatics processing, a field not previously covered in Lummus Technology’s portfolio. As a major producer, BP is a technology leader in this field, and we are extremely excited about the new business opportunities this will create for us.

In previous phone calls, we mentioned that we were working on technology to convert methanol to olefins. In the third quarter, Shenhua, the Chinese coal company, successfully started up a first commercial plant based on this process. We anticipate that this commercial success will open new opportunities inside and outside China. We also successfully started up an ethylene to propylene facility based on our proprietary dimerization and olefin conversion technologies. This process provides product flexibility for regions rich in ethane feedstock.

In conclusion, we will continue to see the best short term opportunities in petrochemicals followed by natural gas. Refining margins are increasingly expected to see the licensing opportunities in that segment improve in 2011.

Regionally, Asia Pacific and the Middle East have the greatest potential for new investments, but India and Russia will also be important. The rest of the world is showing interest in increasing the efficiency and productivity of existing assets, which translates into expansions. This is good news as it is a leading indicator of recovery in the sector.

That concludes my remarks. Thank you, and back to Phil.

PHIL ASHERMAN:	Thank you, Dan.

Ron, let’s talk about this quarter’s financial results.

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone. With that overview of our major sector activities and markets around the world, let me take you through our strong financial performance for the quarter.

Revenue for the third quarter was $909 million, down from $1 billion in the third quarter of 2009. The year over year revenue decline was consistent with our expectations. As we described in our prior call, the industry new awards slowdown in late 2008 and early 2009 combined with the engineering ramp up phases of our late 2009 significant new awards and the completion of our large LNG projects which Lasse just went through have caused a bit of an unusual revenue trend during the first three quarters, in spite of our backlog at the beginning of the year of $7.2 billion.

Importantly, we expect that the 2010 third quarter reflects the end of that year over year lower revenue trend. We believe the level of our fourth quarter revenues to approximate that of our fourth quarter of 2009 of approximately $1 billion and also expect an overall increasing revenue trend going into 2011.
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Our gross profit for the quarter was $120 million or 13.2%, up from 11.6% in the third quarter of 2009. The year to date gross profit of $362 million or 13.5% reflects our strongest gross profit percentage results since we expanded our business outside the traditional tank business in the early 2000s.

The 2010 gross profit rate benefitted from solid project execution and a greater portion of our gross profit coming from our higher margin businesses, Lummus Technology and Steel Plate Structures. As our major CB&I Lummus projects and related revenue continue to ramp up in 2010 and beyond, we continue to anticipate our consolidated gross profit will remain in the historical range of 10.5% to 12.5%.

Selling and administrative expenses remain well controlled, down $5 million or 10.2% over the comparable quarter and down $18 million or slightly over 11% year to date. The decline reflects cost reduction activities implemented in 2009 and focused cost controls throughout 2010.

The lower equity earnings for the quarter and year to date reflect a temporary slowdown of refining activities, which Dan spoke to earlier in the call. For the overall Lummus Technology sector results, this decline was more than offset by the strength of the petrochemical activities during the quarter.

Third quarter operating income totaled $78 million or 8.6% of revenues, the best quarterly operating margin in our history. Over the trailing two year period, our operating margin has totaled 7.4% of revenues, reflecting the quality of our backlog and the solid execution of that backlog.

Our income tax rate for the quarter was 27.1% and 29.3% year to date, reflecting a continued favorable geographic mix of our pretax income. We expect our full year tax rate to be consistent with our third quarter rate, plus or minus a point or two, depending on the final mix of global income.

The summation of all that results in third quarter net income of $52 million or $0.52 per diluted share. EBITDA totaled $95 million for the third quarter and 273 million year to date or 10.5% and 10.1% of revenues respectively. Both the quarter and the year to date EBITDA returns are high watermarks for our company.

Lasse and Dan spoke to our new award and prospect activity, so I’ll provide some overall comments.

Our new awards for the third quarter totaled $893 million, for a book to burn ratio of just under 100%, and year to date new awards totaled $2.4 billion.

We had one award during the quarter in excess of $40 million, the PNG LNG tanks which Lasse spoke to earlier. The balance of the new award activity represents smaller projects and contract growth spread nicely between our sectors and project types around the world.
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Our backlog totaled $6.9 billion at the end of the third quarter, compared to $7.2 billion at the beginning of the year. Based on our previous 2010 revenue and new awards guidance, we continue to expect to report year-over-year backlog growth.

Now let me take you through the sectors’ Q3 results. Each of our sector’s 2010 results were within our expected annual range of operating results, which we have discussed previously. Specifically, our performance expectations are operating income in the range of 7% to 10% for Steel Plate Structures, 3% to 6% for CB&I Lummus, and annual operating income for Lummus Technology of $80 to $100 million.

Steel Plate Structures reported third quarter 2010 revenue of $349 million, compared to $383 million in 2009. The decrease of $34 million is attributable to the wind down of two large tank projects in Australia and lower activity for Steel Plate Structures oil sands related work in Canada, partially offset by a greater volume of storage tank work in Central America and the Middle East.

Our major 2009 Steel Plate Structure awards in Australia and the Middle East and our Asia-Pacific region LNG tank award announced this quarter will provide revenue growth for the balance of the year and into 2011. Operating income totaled $32 million or 9.1% of revenues, compared to $34 million or 8.9% of revenues in 2009.

CB&I Lummus revenues totaled $471 million in 2010, down $57 million from $528 million in 2009. There are a couple items driving this net change. The most significant reason for the 2010 revenue decline is the wind down and successful completion of our large LNG projects and the slowdown in U.S. and European refinery work. This decline was partially offset by an increase in Canadian oil sands work taken on by CB&I Lummus and the impact of the continued ramp-up of our major awards from the last half of 2009.

As Lasse mentioned, both the REFICAR and PNG projects are off to a good start, with higher revenue burn expected for the balance of the year and into 2011.

Income from operations totaled $20 million or 4.2% of revenues in the third quarter, compared to $19 million or 3.5% in 2009. The 2009 quarter and year to date operating margins of CB&I Lummus were negatively impacted by the UK project charges. Our CB&I Lummus sector carries a high relative percentage of fixed cost, higher than our other two sectors. Accordingly, the 11% decline in quarter over quarter revenue results in downward pressure on the sector’s operating margins. This metric will improve as large backlog projects move out of engineering and into the construction phase of the work.

Finally, as we previously discussed, our Lummus Technology sector had a strong order of operating income of $26 million, up from $22 million in the comparable quarter of 2009. Third quarter and year to date revenues and operating results reflect some of the important project mixes which Dan discussed.
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The relative strength of the petrochemical demand compared to the refinery market is evident in the two components; however, in total, operating income was up some 40%.

For Lummus Technology, the impact of these market trends results in higher petrochemical licensing revenues and gross margins, which are primarily offset by lower joint venture results related to refining activities.

Decline in third quarter revenue reflects lower heat transfer revenues due to the timing of new awards, which were partially offset by higher petrochemical licensing activities.

Now a few comments on our balance sheet, cash flow and other financial matters, as we have had many positive developments in the quarter. Our balance sheet and liquidity remain strong, with a cash balance of $361 million, up from $300 million at June 30, 2010, reflecting the strong 2010 operating performance. We continue to have no revolver borrowings and have net cash in excess of debt of $240 million.

One additional milestone I’d like to point out is our shareholders’ equity at the end of the quarter is now in excess of $1 billion.

Our investment in contract capital reflecting the combined balances of receivables, contracts in process, accounts payable, stands at negative $552 million at the end of the quarter compared to $682 million at year end, reflecting the completion of several of our large LNG projects.

Our year to date CapEx were $16 million. We expect our full year capital expenditures to be in the $25 million range. Year to date operating cash flow totaled $127 million compared to $111 million for the comparable period in 2009.

In closing, our strong backlog and financial position provide us the necessary financial flexibility to deliver our projects to our owners and take advantage of the energy market demands for our services. We are well positioned for opportunities to grow our company and continue to provide strong returns to our shareholders.

Phil?

PHIL ASHERMAN:	Thanks, Ron.

Well, in summary, let me just add a little color to the remarks that have already been made.

Clearly, we’re very pleased to be able to report another quarter of solid performance. For the past eight quarters, we have consistently performed at the high end of our gross profit expectations, as Ron said, with this quarter as reported coming in over 13% and with operating income at 8.6% of revenue.
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Now, we reported at the beginning of this year that we expected that with the new mix of backlog and the timing of new awards, there would be pressure on revenue, and as stated previously, we estimated a significantly reduced burn rate this year when compared to our annual norm rate as this major backlog that we booked in the second half of 2009 continues to unwind during the early phases of those new projects before picking up the pace in the first half of 2011. We see this as more of a timing issue, while our end markets continue to produce good opportunities, particularly outside of the U.S. The performance of our current work is solid in all sectors reported.

As Lasse mentioned, there was significant events on two of our projects recently. First, as he said, is the arrival of the first LNG tanker at the Golden Pass terminal in Sabine Pass, Texas. As you know, this was the project that was seriously damaged during Hurricane Ike, and because of a lot of hard work by the owner’s team and CB&I, we were able to have the terminal ready to receive this first cargo.

Secondly, the keys to Peru LNG have officially been turned over to Hunt Oil and its partners as of mid October, well in advance of the original schedule. This may be the last time we talk about this project in an earnings call, but we are extremely proud of this accomplishment and congratulate our team and all of the stakeholders of this world-class LNG liquefaction project.

Certainly in front of us is nearly $7 billion of backlog, over 70% of which is outside the U.S. and which represents a healthy mix of work for our company, both in terms of geographic diversity and improved risk profile. We also continue to book a steady run rate of smaller projects all around the world, which this quarter accounts for over $700 million of the new awards, and it also includes a variety of interesting and diverse engineering and procurement projects which fill our offices in Europe, U.K., Singapore, and Texas.

They also include technology awards, such as the license and basic design of the PDH unit in China that Dan mentioned and the range of steel plate storage opportunities in the U.S. and all around the world. The amount, as Ron mentioned, also includes contract changes on major projects and the award of the ongoing contract maintenance work on Peru LNG.

And, of course, a major award we announced was the $109 million LNG tank in Australia, as we continue to capitalize on the tremendous LNG development throughout that region, bringing the total of new awards, as Ron said, to nearly $900 million for the quarter.

So income is solid, backlog is performing well, and our balance sheet is healthy. We’ll maintain our conservative approach to debt and our inherent love of cash flow and fully expect to continue positioning the company to capitalize on the wide range of opportunities in the global energy market.

Let’s open the call for your questions.
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OPERATOR:	Ladies and gentlemen, if you would like to ask a question at this time, please press Star, then the Number 1 on your telephone keypad. Our first question comes from the line of Scott Levine with JPMorgan.

PHIL ASHERMAN:	Good afternoon, Scott.

SCOTT LEVINE:	Good afternoon, Phil. How are you doing?

PHIL ASHERMAN:	I’m fine.

SCOTT LEVINE:	Okay. So, you know, it looks like the mix of smaller projects is large in the quarter with really only one that was press released, you know, outside of the Lummus Technology business. Is there anything to be read into that and/or how would you characterize the mix of small projects that you’re seeing? You know, we would count $700 million plus here versus a run rate that was significantly lower then. Do you view that as a trend that is sustainable going forward? Is there any, you know, trend to be inferred from the small project activity witnessed during the quarter?

PHIL ASHERMAN:	Scott, you know, I think we’ve consistently over previous quarters talked about this, what we termed as the “underpinning” of our company in terms of new awards, ranging anywhere from $500 to $600 million plus per quarter in terms of a run rate. It turns out that this quarter, certainly, that far exceeded the high end of that range, but I think it’s a very healthy trend. It’s important because it shows that we can be very competitive all around the world on a wide range of projects, not just on the major projects. So we watch this very carefully, and we’re very pleased that we had that large amount of smaller projects and diverse type of projects around the world. So we see it as a very positive thing for our company.

SCOTT LEVINE:	And do you see it as a sustainable trend going forward or assume — you know, you consider this quarter’s activity being equally high?

PHIL ASHERMAN:	I think this quarter was somewhat high. I think as we’ve discussed with you previously, we look at our business probably at an expectation between $500 million plus or minus, if you will, around $500 million per quarter of that type of work that we should expect in new awards.

SCOTT LEVINE:	Okay. Maybe conversely on the larger projects, are there any general comments you can make regarding trends there? Are things taking a little bit longer to come to fruition than maybe anticipated at the beginning of the year? Care to comment there?

PHIL ASHERMAN:	Yeah. In the absence of the U.S. market that we — that certainly in previous years we had a fairly steady churn of projects in the $200 million plus range that were fairly — much quicker in terms of book and burn.

You know, the larger component of international work and in some of these locations, it has taken a bit longer, but we don’t see that as a real issue. We certainly have large project opportunities, as we’ve talked about, certainly in LNG going forward and oil sands, and we expect to see continuing opportunities in the Middle East and elsewhere.
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But, again, it has — we thought there was going to be probably more of an even distribution of major awards over the course of the year, but some have moved to the right.

SCOTT LEVINE:	Okay. One last one for Ron. On the tax rate a little bit lower for the year than we expected, could you talk about what’s driven that and whether that’s a good tax rate to use on a go-forward basis, 2011 beyond?

RON BALLSCHMIEDE:	Yes. I think on a go-forward 2011 beyond, a little bit earlier, but there isn’t anything that would cause me to believe that it’s not back in what I would call our “historical norm.”

We did have higher rates in probably ‘08 and ‘09 as a result of some of the nondeductible losses we had, particularly in the U.K. Those are now behind us, and none of that is impacting 2010. So we’re just certainly enjoying a rate on the lower end of what we used to say was our bandwidth of low 30s and high 20s, but right now it looks like we’re going to stay right around that level, so hopefully in the high 20s.

SCOTT LEVINE:	Great. Thanks a lot, guys.

PHIL ASHERMAN:	Thanks, Scott.

OPERATOR:	Our next question comes from the line of Joe Ritchie with Goldman Sachs.

PHIL ASHERMAN:	Good afternoon, Joe.

JOE RITCHIE:	Good afternoon, Phil. How are you?

PHIL ASHERMAN:	Fine.

JOE RITCHIE:	Good.

First question, Ron, can I just get a clarification on your award guidance for the year? Is it fair to assume, given that you said I think backlog was going to grow, you expect backlog to grow this year, that your award guidance of $4 billion to $4.5 billion has remained the same?

RON BALLSCHMIEDE:	I think we said that, but, yeah, we — our guidance, we haven’t changed our guidance.

JOE RITCHIE:	Okay. Haven’t changed your guidance. Okay, great.

And then can you give us an update, then, on — obviously in the past few quarters, you have talked about Kearl. It seems like that project may have slipped a little bit, but can you just give us an update on potential scope additions on that project?

RON BALLSCHMIEDE:	Yeah. I can. Lasse can as well. I think it would probably mischaracterize it as “project slipping.” We have proceeded on a good basis as far as the schedule and the work but only on a limited release basis, so that work has been added to backlog as we’ve been released to execute it, but we’ve not lost any pace on the overall schedule objectives of the project.
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Our discussion that we’ve had with you is we’ve not yet gotten to a full contract agreement for the job at least for the entire job. We’re not concerned with that, but as the owner has continued to work to reduce costs and look for other opportunities on that project, so as soon as we get to that point where we’ve concluded what the estimated costs will be for the project, we will then take that entire amount into backlog. Then I think we’re going to have to probably go back and revisit what we’ve already burned there, just to provide clarification for the project.

But the fundamentals of the project are sound. It’s moving forward, and we don’t see any disruption in the project itself.

JOE RITCHIE:	Okay, great. And just kind of switching gears a little bit, I saw that your revenues in general declined sequentially, but you saw a nice operating leverage. Part of that was driven by your Lummus Technology business, but specifically on the Steel Plate Structure business, again, you saw a decline in sequential revenues but an uptick in operating margins. I guess my question is, you know, what kind of operating leverage do you think you can get in that business as you start to see revenues ramp from GASCO, from Gorgon, from now the PNG project that you booked?

RON BALLSCHMIEDE:	Not a lot of leverage in that side of the business. The heavy fixed cost sector — heavier fixed cost sector is the CB&I Lummus simply because they have much more of a home office component to their work. So, with volume, we would expect to — for that primarily lump-sum business to remain in hat 7% to 10% range.

JOE RITCHIE:	Okay. And you said even as revenue starts to accelerate into next year, you think it’s going to be difficult then? I mean, you’re at about 9.1% today. Is it fair to assume that that number goes up as revenues start to accelerate, or no?

RON BALLSCHMIEDE:	We’re going to stay with the range that we have.

JOE RITCHIE:	Okay.

RON BALLSCHMIEDE:	Somewhere between 7 and 10.

JOE RITCHIE:	Okay, great. And I guess one last question. On Lummus Technology, you know, the margins were really strong this quarter. Was there anything one time that impacted the strong margins this quarter?

PHIL ASHERMAN:	Dan?

DAN McCARTHY:	No, I would not say that any one thing can be — you know, you could attribute that margin growth to it. We had more licensing gross profit realization than, say, heat transfer realization; therefore, you just get a higher natural margin.

JOE RITCHIE:	Okay. Thanks. Thanks for answering my questions.

PHIL ASHERMAN:	Okay, Joe. Thank you.

OPERATOR:	Our next question comes from the line of Jamie Cook with Credit Suisse.
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PHIL ASHERMAN:	Good afternoon, Jamie.

JAMIE COOK:	Hi. Good evening, and congratulations.

PHIL ASHERMAN:	Thank you, Jamie.

JAMIE COOK:	Just first question, Ron, you talked about revenues for the fourth quarter, I think, being comparable to where they were last year, and that you expected revenues to grow off of that as we move into 2011. I know you’re not giving full year guidance yet, but, I mean, can you talk about your comfort level, that it’s just a function, I presume, of the projects, existing projects moving forward, and how we think about the delta with some of the newer awards like Kearl coming through?

And then are there any sort of structural headwinds on the cost side we need to be aware of for 2011? You talked about the tax rate, but anything else we need to be aware of as we just think about numbers moving forward?

RON BALLSCHMIEDE:	Let’s see. On the backlog and the related burn, obviously with the guidance we have out there, we’ll continue to bump around, you know, ending the year with hopefully something north of $7 billion in our backlog when you do the math.

The phenomenon will be, as Phil alluded to a little earlier, that our book and burn will head back to its historical norm of somewhere closer to 60 to 70. I don’t think it will get there in one year, but as these large projects move into — out of the heavy engineering effort and into the construction phase of, as Lasse pointed out, on some point in time, the next couple years, 5,000 people working on site, that by itself gives us a better feel for how that backlog is going to burn out and approximate something back to normal.

I think on the cost structure-ish topic, we’ve talked in the past about our S&A spend. There is very little in there tied to revenue pace. We’ve sized our company to manage that backlog of, give or take, $7 billion. So I would look for an S&A rate increase of something around the global inflationary increase as opposed to the double digit growth we would expect to see in revenues.

JAMIE COOK:	Okay. But nothing like bidding, bid and proposal costs or anything like that significantly ramping up that we need to be aware of or —

RON BALLSCHMIEDE:	Nothing big enough to talk about.

JAMIE COOK:	Okay, cool. Thanks. Congratulations.

PHIL ASHERMAN:	Our proposal costs, we don’t really talk about that, but we haven’t seen any unusual trend even this year in terms of% of project values that we’re spending on pre-contract costs.

JAMIE COOK:	Okay. Thanks. Congratulations.

PHIL ASHERMAN:	Thank you, Jamie.

OPERATOR:	Our next question comes from the line of Graham Mattison with Lazard Capital Markets.
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PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Good afternoon, guys.

PHIL ASHERMAN:	Good afternoon.

GRAHAM MATTISON:	Let me just talk on the LNG opportunities that you mentioned, a little bit more color on those just in terms of where you see those and perhaps potentially the timing of the bookings, I mean potentially for 2010 or more, ‘11 or ‘12.

PHIL ASHERMAN:	Well, I can give you some broad strokes on the LNG opportunities, and certainly we’ve seen a tremendous amount of development and will continue to see that in Australia and Asia-Pacific markets.

The other opportunity which has been publicly talked about by us and others is the Apache Kitimat job in British Columbia, which is now in the proposal phase for FEED, for FEED for that important project, and we see that continuing through this year. We think the LNG, as it becomes online in Australia, we’re going to see a lot of opportunities. Certainly in various phases of the project, as we’ve talked about, we can participate in several parts of this project, including the tanks, as well as doing a lot of construction work in Australia, as well as a full EPC scope, so we’ve paid a lot of attention to that region.

China, we’ve talked about for several years now, and we’ll probably be talking about it for a few more years as they continue to develop their regasificaiton capacity on the coast, but, again, those projects moved very slowly, and we don’t see that trend necessarily continue. But overall, because primarily the development in Australia and then other perhaps opportunistic areas, we think LNG is going to be an important part of our outlook going forward.

GRAHAM MATTISON:	All right, great. Thank you.

And then on the U.S. refining market, you mentioned that still remains weak. Do you have any sense of when you might see some sort of pickup in terms of activity there, or will that stay looking like that will be pretty stable to slow for the time being?

PHIL ASHERMAN:	I’ll let Dan answer that.

DAN McCARTHY:	Yeah. I think you have to assume it’s going to be pretty stable to slow through this year and next year, and the opportunity in refining will be offshore.

GRAHAM MATTISON:	Got you. All right, great. Thank you very much.

PHIL ASHERMAN:	Let me just say, too — and I think Dan’s data has talked about that, too — there has been some improvement in spreads.

DAN McCARTHY:	Absolutely.

PHIL ASHERMAN:	We have seen some improved opportunities on especially the distillate market outside the U.S., so there is some activity there, but, again, as far as the U.S., we don’t see anything outside of gas processing as potentially important for a while.
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DAN McCARTHY:	Yeah, absolutely. And over the course of time, even in our refining business, we always had more of a contribution from offshore projects than U.S. projects.

GRAHAM MATTISON:	All right, great. Thank you very much.

PHIL ASHERMAN:	Graham, did that answer your question?

[No response.]

PHIL ASHERMAN:	Okay.

OPERATOR:	Our next question comes from the line of Barry Bannister with Stifel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

ROBERT CONNORS:	Hey, guys. This is actually Robert Connors for Barry. How are you?

PHIL ASHERMAN:	Hey, Robert. Nice to have you.

ROBERT CONNORS:	Just a quick question regarding Kitimat. Do you know if the gas coming into Kitimat is similar to that in Peru coming in from Camisea and whether the air products technology is a particularly good choice for that project?

PHIL ASHERMAN:	You know, that would be the purview of the owner to really talk about the composition of the gas, and, of course, they’re still considering which technology to utilize on that. And, obviously, that’s part of this current phase of discussions we’re in.

We haven’t gotten confirmation of either that — the original feedback to us is that the composition of the gas is pretty clean and very similar to what we saw in Peru, and so the infrastructure required for Kitimat we see as very similar to what we built in Peru.

ROBERT CONNORS:	Okay, thanks.

And, you know, if I used just the consensus fourth quarter estimate the way you — and year to date results, you guys are running slightly above the high end of guidance. Have you updated your EPS guidance? I know you talked about awards guidance earlier.

PHIL ASHERMAN:	We have updated the EPS guidance last quarter, and that’s where we’re standing.

ROBERT CONNORS:	Okay. Was that the $1.75 to $1.90?

PHIL ASHERMAN:	That’s correct.

ROBERT CONNORS:	Okay, thank you.

OPERATOR:	Our next question comes from the line of Andrew Kaplowitz with Barclays Capital.
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PHIL ASHERMAN:	Hello, Andy.

ANDY KAPLOWITZ:	Good evening. Good evening, guys. Nice quarter.

PHIL ASHERMAN:	Thank you.

ANDY KAPLOWITZ:	Phil, maybe I’m going to push you a little bit on that last comment. You know, I know you’re keeping guidance, but, you know, would you say that that’s pretty conservative at this point, given that 4Q earnings would have to be down versus the first three quarters? And Ron told us what the revenue guidance is for the quarter for 4Q, so is there anything that we should know about that would keep the numbers down?

PHIL ASHERMAN:	There’s nothing to be concerned about. I mean, you might term it as “conservative.” I think, you know, looking forward, we’re certainly confident of meeting our expectations, and there’s a wide range out there, as you know, of estimates. But if we see as this — our last period continues, we fully expect to update you by year’s end, so — but right now we think just generally the overall estimates are within the range.

ANDY KAPLOWITZ:	Okay, that’s fair. Maybe I could ask you then about Lummus Tech. In other words, Lummus Tech had a great 3Q compared to the first half of the year, as you guys said. You know, you guys kind of forecast that. It seems like Lummus Tech also is not operating on all cylinders, you know, given the refining, and it was expected to get better. So is the performance that you had in the quarter now sustainable going forward? How lumpy is it going to be? Because it does seem pretty lumpy this year. You know, maybe is that a reason? Is 4Q going to be similar to 3Q in the conditions for Lummus Tech?

PHIL ASHERMAN:	Andy, I think as we’ve talked about, if you look at the full year, which is what we guide to, I think we’ve been fairly consistent saying that we need to look at that business as a $90 to $100 million income opportunity, and that’s how we see that, with very little variability to that number in its current form. So, yeah, you might see some variability quarter to quarter as we do in all of our business and less in Lummus Technology, but we don’t see anything as far as the outlook for this year that would change that original estimate.

ANDY KAPLOWITZ:	Okay, that’s fine. And just a quick touch-up. The backlog, was there any currency effect to the backlog? Because it looks a little higher than if you just do the simple equation of, you know, adding new awards and subtracting sales.

RON BALLSCHMIEDE:	Yeah. If you do that on a quarterly by quarter — quarter basis — we were at a low point at June 30th, actually a very strong step of the dollar that we gave — we gave all that back and made some up in the third quarter. So currency from the beginning of the year to the third quarter, minimal impact. It did move around the number between the second quarter and the third quarter by $100 or $200 million down and then back up again.
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ANDY KAPLOWITZ:	Okay, that’s helpful. Thank you, Ron.

OPERATOR:	Our next question comes from the line of John Rogers with D.A. Davidson.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon.

Just one follow-up. In terms of your interest cost in the quarter jumped up quite a bit on a sequential basis, and is that just working capital that moved that up or —

RON BALLSCHMIEDE:	No, that’s a good observation. You know, as we finalized our various tax returns in the third quarter, there are some unique provisions of percentage completion that requires us to look back several years on how you allocate profit around it, and a bit unusual, but we had about a million seven of incremental expense in the quarter. So the run rate, if you do that math, of interest expense should be around $4 million, given what we have today. And that’s — when you cut through it; it’s the interest on $120 million of term debt and then just the pure cost of the revolver. Obviously, that went up a little bit as during the quarter, we talked about just in the last call. We finalized our revised revolver to go from expiration in October of 2011 to four year tenure, goes out to 2014. Obviously, there’s some cost embedded in that, so there is a bit of an uptick other than this one non-recurring item, but it’s in the order of magnitude of a half a million dollars a quarter.

JOHN ROGERS:	Okay. But, Ron, does it drop back down then right away?

RON BALLSCHMIEDE:	Yeah. You can take out that million seven of an oddball in the quarter.

JOHN ROGERS:	Okay, all right. Well, it definitely seems conservative then for the fourth quarter, a couple of pennies there.

Okay. And just in terms of — I guess, Phil, in terms of pricing on the work that you’re doing and any comments there on what you’re seeing in the market, especially as it relates to risks?

And then finally, if you can give us the mix between domestic business or domestic backlog right now and international?

PHIL ASHERMAN:	Yeah. I’ll answer the second part of your question first.

We’re well over 70% of our total backlog somewhere outside of the United States. We see that trend probably continuing. In fact, it may even increase next year, but we see that trend continuing for the foreseeable future.

In terms of the price, the cost of the work, we’ve seen a very positive effect on capital spending by the stability of the supply market. We’ve seen certainly steel prices stabilize, in fact reduce or decrease in some critical areas, as well as a number of others, commodity pricing. So that stability has, I think, really helped in terms of encouraging more capital spend.
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But, I mean, you look at the macro numbers, if you look at global spending, it’s pretty much been flat after a high of 2008, but for the energy markets around the world, it’s pretty much flat for 2009 and forecasted to be flat throughout 2011 pretty high levels but still reduced from what we saw in peak demand. So what that means obviously for us, we got to get more out of our end markets, and we’ve got to continue to be extremely competitive in the smaller jobs as well as position for these large projects in these end markets we’ve talked about. And we think we’re positioned well.

So it’s a bit of a different landscape today than it was a couple of years ago, but again, we’re pretty confident on our ability to get the opportunities.

JOHN ROGERS:	Okay. Thank you.

PHIL ASHERMAN:	Right. Thanks, John.

OPERATOR:	Our next question comes from the line of Avi Fisher with BMO Capital Markets.

PHIL ASHERMAN:	Hello, Avi.

AVI FISHER:	Hi. Good evening.

I guess the first question has to do with the Golden Pass. You know, it was kind of a lower margin job for you guys after the pilings and the hurricane. Does — and if you look at Lummus E&C margins in ‘10 versus ‘9, it’s down significantly. Does this sort of pre-sage an improvement in margins in the E&C segment going forward?

PHIL ASHERMAN:	I wouldn’t take Golden Pass as an example. Again, we’ve said for a long time, that job has been pretty much of a push considering all the work that we’ve had to do to get it ready for these cargos. So we think it’s a great project, and it’s just about done, but as far as margins going forward, the bandwidth that Ron has talked about as far as expectations in that particular business, we don’t see any adjustment in that whatsoever.

AVI FISHER:	Right. Well, I guess I’m —

RON BALLSCHMIEDE:	There’s a lot of moving pieces, even within the CB&I Lummus business. Obviously, we booked two large reimbursable jobs in 2009 that are going to start being a more meaningful part of our revenue. We made a great living out of the clean fuel and the U.S. refinery work. That’s pretty much wrapped up in our delivery of that work in 2010. So there are a lot of mixed characteristics in that business, but as we look forward and look at the profit within the backlog, we’re comfortable with that 3% to 6% ratio.

AVI FISHER:	You were at the high end of it last year. You’re at the sort of closer to low end of it for the, you know — for 3Q. I guess the question is, as Golden Pass completes, do you get closer to the midrange or above it or closer to the high end?

RON BALLSCHMIEDE:	Golden Pass was in a very commissioning mode, which means that you didn’t spend a whole lot of revenue at end of year. So Golden Pass by itself didn’t have much impact on our overall CB&I Lummus result.
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AVI FISHER:	Got you. Okay, that’s helpful.

When you think about backlog, you know, and to get to your backlog guidance, it seems to imply, you know, at least one-two, one-three billion in bookings in 4Q. Haven’t seen too many — haven’t seen press releases on any new awards, so I guess the question is how much — can you talk about how much you have, what percentage of that you have now or what projects to look for to get there and what segments we should expect to see these awards in?

PHIL ASHERMAN:	Well, a couple layers there. We talked about the smaller jobs. I think the half a billion dollar plus in those smaller jobs in terms of run rate is a good place to start.

We’ve talked about the Kearl job as being a big component of that, that we expected to have just as a total award before the end of the year. We still expect that to occur, of course, so we expect that, but there are other projects across the board that we think as a matter of time, we will be able to close and have the right level of commitment before we actually take that backlog.

So we’ve said from the beginning of the year that if we can hit the bottom end of close to even the bottom end of that range, that should result in incremental growth in our backlog going into 2011. Again, the projects we see in front of us, it’s not so much a matter of win-lose as it is timing, as it always is a bit problematic at the end of the year, but we’re fairly confident that we’ll be able to move into 2011 with a growing backlog.

AVI FISHER:	How much do you — roughly, what percent do you have under your belt already for the quarter?

PHIL ASHERMAN:	For this quarter, we haven’t announced that.

AVI FISHER:	Right, okay.

PHIL ASHERMAN:	And our threshold is $40 million, and we’ll get them out there as soon as we can —

AVI FISHER:	I guess — I guess, again, to hit the low end of your bookings guidance, I mean, are you 20% of the way there? Are you 40% of the way there? Is there —

RON BALLSCHMIEDE:	Yeah, we really can’t —

AVI FISHER:	Or you’re not going to talk about it?

RON BALLSCHMIEDE:	— talk about anything shorter than a quarter.

AVI FISHER:	Got you. Okay. And finally, you mentioned about $100 to $200 million in benefit, I think, from currency. Is that also in backlog?

RON BALLSCHMIEDE:	It’s only in backlog. Currency is really — only dramatic increase on our company is in backlog because in most — first of all, most of our backlog is in U.S. dollars, even though only 7% of our projects backlog is in the United States. However, the rest of it is generally contracted in the same currency that we’re going to spend the money.
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From beginning of the year until now, there has been little change in currency. We did go up and down in Q2 versus Q3 and then a little bit of bump in Q1. So it moves the backlog as a point in time, but as much as it moved it down by somewhere between $100 and $200 million in Q1, it moved it back up — I’m sorry — in Q2, moved it back up in Q3, and as you might guess, it has minimal impact because we burn that backlog over many, many years — or quarters.

AVI FISHER:	Got you. All right. Thanks very much for your taking the time.

PHIL ASHERMAN:	Okay, Avi.

RON BALLSCHMIEDE:	Thank you, Avi.

OPERATOR:	Our next question comes from the line of Martin Malloy with Johnson Rice & Company.

PHIL ASHERMAN:	Hello, Marty.

MARTY MALLOY:	Good afternoon. Could you talk a little bit more about the opportunities related to shale gas, and are the plants similar to what you announced earlier with Occidental?

PHIL ASHERMAN:	I think it would be a mix as shale gas development moves forward. As you well know, there is a lot about that market that has yet to be defined, but we’re quite encouraged in terms of the potential on a variety of levels.

Dan, do you want to talk a little bit about what you see in terms of the overall development of those fields?

DAN McCARTHY:	Sure.

I think that, you know, the shale gas program is going to be — part of it is here in the southeast where, indeed, there is a lot of infrastructure, but good portions of it are going to be in the Marcellus region, which goes from New York down through West Virginia, also in the Dakotas and Montana is another huge field, and even places being found now in Canada. All of these lack the sort of infrastructure that is generally available here, and the areas that are being developed first are those that are wet, which means that they have these natural gas liquids of ethane, propane, butane. And this just fits right into the types of projects we like to do, these gas recovery plants which may be a similar magnitude investment as Oxy (Occidental) but, you know, not necessarily the same type of project.

MARTY MALLOY:	Okay.

PHIL ASHERMAN:	And I’d just remind my colleague from New Jersey that Texas is in the southwest not the southeast.

DAN McCARTHY:	Oh, sorry.

[Laughter.]

PHIL ASHERMAN:	Go ahead.
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MARTY MALLOY:	Could you talk a little bit more about what you’re seeing in terms of customer capital spending programs up in the oil sands outside of Kearl?

PHIL ASHERMAN:	Well, we haven’t — we haven’t seen a lot, to be quite honest. We think if you’re going to be involved in one of the programs in the oil sands, we’re certainly involved in the program that we see.

As far as the overall economics of the oil sands elsewhere in Canada, Dan, why don’t you talk a little bit about that, too.

DAN McCARTHY:	Yeah. We participate in the oil sands business from CLG through the actual upgrading of the liquids, and many of those projects were in the pipeline and were put off. At the time, we had the economic crisis.

We do, indeed, see the companies again rethinking and reassessing, looking for maybe restarting those projects, but up until now, we haven’t received any commitments. But I think $80 barrel oil makes you want to do those projects.

PHIL ASHERMAN:	You would think.

DAN McCARTHY:	I would think.

MARTY MALLOY:	Thank you. Congratulations on the quarter.

PHIL ASHERMAN:	Thanks, Marty.

OPERATOR:	Our next question comes from the line of Rob Norfleet with BB&T Capital Markets.

PHIL ASHERMAN:	Hello, Rob.

ROB NORFLEET:	Good afternoon, and good quarter.

Just a couple quick questions. Most of mine have been already answered. But first of all, I didn’t notice whether or not you bought back any stock during the quarter.

RON BALLSCHMIEDE:	We did not.

ROB NORFLEET:	You did not. Okay.

And can you just kind of discuss what your thoughts are in terms of capital allocation at this point, especially with share repurchase?

RON BALLSCHMIEDE:	Sure. But it’s hard to talk about one without talking on all the pieces. You know, I think our number one opportunities are going to be continue to look at growing our business either organically or through acquisitions. We’ve talked about the priority right now from a sector standpoint of what looks to be most desirable, just to expand that, which would be Lummus Technology. Dan talked about a transaction that we did get done in the third quarter, and there’s others out there that we hope to execute and get them done in the next quarters.

And beyond that, I think we’re always looking at, you know, what’s the right mix of having our — be conservative, having a reasonable debt-to-capital structure, but also having dry — in addition to having dry power for acquisitions, we will periodically revisit with our board and otherwise when to return some money to the shareholders through our stock repurchase program. So we look at it really with an eye towards the future of what some of the opportunities are, and we’ll continue to do it that way, but balance the three of those things.
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ROB NORFLEET:	Okay, thank you.

Also, the second question, are you seeing much of a change in the way some of your customers are bidding work, especially in the CB&I Lummus area as it relates to fixed price versus cost reimbursable? Is there a little bit more of a shift occurring towards fixed-price work?

PHIL ASHERMAN:	Not necessarily. We’ve seen a lot of fixed-price work, and there are some regions in the world like the Middle East that are historically and will continue as far as we can see to always be fixed price with national companies.

Usually, on the large integrated oil companies around the world where price is not the only differentiator, we see a mix, and especially on the very large capital projects where owners are less reluctant to pay the kind of risk premium associated with contractors bidding for fixed price, there’s usually more of an open process to see what the best cost approach is going to be to that project as opposed to just a bid tender on a fixed price base, so it’s a mixed bag.

I don’t think that’s a new trend. We’ve seen the pendulum swing certainly have the last few years, but the projects are getting larger in many cases, so I think you’ll see certainly a lot of fixed price work, but in more cases than not, more of a hybrid approach to the major contracting around the world.

ROB NORFLEET:	But you don’t see your overall mix changing that much?

PHIL ASHERMAN:	Oh. Well, if that’s the question, we’ve maintained — at least we’ve got around a 50/50 mix in terms of some type of de-risk or reimbursable contract versus pure lump-sum turnkey. Our Steel Plate Structure supply will continue in most major markets as a fixed-price opportunity, and we see some premium opportunities there, while the CB&I Lummus will be typical EPC approach where you have a mix of fixed price and also reimbursable work.

ROB NORFLEET:	Okay, great.

PHIL ASHERMAN:	But we think that 50/50 mix is a good spot, place for us to be.

ROB NORFLEET:	Definitely.

And then the last question just gets back to, I guess, one that was asked earlier. It’s just about the SG&A leverage. I understand your point about the contract structure, there not maybe being as much leverage, but if you look at Steel Plate Structures, you know, the burn rate obviously this year has been significantly below that of previous years. I would think that going into the fourth quarter, especially 2011, we should see that burn rate pick up. I’m just curious as to why we wouldn’t see more operating leverage in that business with that occurring.
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PHIL ASHERMAN:	I think you’re probably going to see the changes in the burn rate more of a phenomenon that will affect CB&I Lummus in those large EPC projects than you would necessarily Steel Plate Structures.

Again, there’s very little in terms of percentage of overall cost of engineering content. So, by the time we start that job, we’re placing orders for materials, and we’re getting to the field, the field pretty quick, so that business is going to be a bit lumpy like that.

The CB&I Lummus we’ve talked about, we’re in the initial phases of some very major projects, such as in Peru and Cartagena, that we should start seeing accelerate in terms of progress into the first half of 2011, which should drive the acceleration of revenue at that point. But that’s where you’re going to see probably the acceleration of burn rate.

RON BALLSCHMIEDE:	I would add, you know, we talked a lot about earlier, the magnitude of the small projects that are very important to us. Those are predominately in the Steel Plate Structure side of the business, and as a result, that is a very competitive market, always has been. So we run that business by design as a high variable, low fixed cost business, so we can compete on these small jobs that are very important to us.

So, if you start putting all that little story together, you can start to understand there is just not a lot of leverage inside that business. We certainly love to get these large projects every now and then, but they are underpinning our small projects around the world that we’re competing with every day, just like we have done for the last hundred years or so.

ROB NORFLEET:	Great. Thanks for your time, and again, congratulations on a great quarter.

PHIL ASHERMAN:	Thank you, Rob.

OPERATOR:	Our next question comes from the line of Guy Baber with Simmons & Company.

GUY BABER:	Thanks for taking my call, guys.

Hey, Dan, just building on some comments that you’ve already made, can you just provide a little bit more color with respect to your strategy to grow Lummus Technology via alliances, agreements, and potentially acquisitions? I’m just trying to get a better understanding of how impactful those initiatives could be and over what time horizon they could potentially lead to a meaningful uplift to your op income there.

PHIL ASHERMAN:	Let me start, Guy, just for a second, and then I’ll let Dan add some color to it, if I missed that.

We’ve talked to this issue pretty consistently, and that we think that’s, first of all, a great use of our shareholders’ capital and a great return on that.

I think probably one of the better examples of what we are doing as far as adding to the absolute value of our technology portfolio is the paraxylene technology we recently acquired from BP. If you break that down for us in terms of the opportunity, you know, a few projects per year at the type of output we’re expecting, you know, that’s got in the range of 40, 50% margin on that, so it’s a great return on those technologies.
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What we found is, though, that it’s a process that you’re going through some interesting owners to try to carve out various technologies to put part of our licensing technology portfolio, so it does take a while, and that’s what we’re discovered certainly with paraxylene and we’ve seen with others.

But, Dan, does that characterize it?

DAN McCARTHY:	Absolutely. I think that for us, it’s a combination of two types of — when you add technology, it could either be something fully demonstrated and operational, such as this paraxylene technology, which, therefore, should have a relatively rapid entry into the market, and sometimes, you know, we’re working at some sort of semi-commercial scale or even lab scale, and then that’s usually a four or five year period to get everything in place to actually start selling it. So it’s a range of different types of time frames.

PHIL ASHERMAN:	And I think the other component that we just don’t talk about more, as much as, when you get the license, then obviously the opportunity on the catalyst and the reoccurring nature of that as part of the overall offering, so that’s an important part of this, which technology we’re either developing or acquiring.

DAN McCARTHY:	Right.

GUY BABER:	Okay, great. Very helpful.

And then just one from me. You previously talked about broadening your Lummus Technology customer base in China with some of the private companies moving into petrochemicals. How significant is that opportunity, and any incremental color you can provide on that front?

DAN McCARTHY:	Yeah. Well, I mean, I think it’s a very significant development for us because these companies, the big large state companies are all becoming sort of technology independent, and for us, the developing companies, the smaller entrepreneurial type companies don’t have a technology base and, therefore, provides us with an opportunity in China. So it’s actually very interesting for us because as the one side phases down, the private side is moving up and sort of balancing what otherwise could have been some decay.

GUY BABER:	Okay, great. Thanks for the comments, guys. Appreciate it.

PHIL ASHERMAN:	Thank you.

OPERATOR:	And we have no further questions at this time. Mr. Asherman, do you have any closing remarks?

PHIL ASHERMAN:	I do. Well, thank you for your time and interest today. I just wanted to add a reminder that we hope to see all of you at our Investor Day in New York City on November 10th. This is going to be preceded the night before with a reception that will feature a speaker that I’m sure you’ll find interesting and useful as you think about the future of the oil and gas industry. If you haven’t received any information or an invitation, please contact our Investor Relations office.

And with that, I’ll conclude today’s call. Thank you.

OPERATOR:	This concludes today’s conference call. You may now disconnect.
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